Exhibit 99.1

STAAR Surgical Reports First Quarter 2017 Results

MONROVIA, CA, May 3, 2017---STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye today reported financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Overview

•	Quarterly Net Sales of $20.4 Million Up 6% from the Prior Year Quarter
•	ICL Sales Up 16% and Units Up 20% from the Prior Year Quarter
•	IOL Sales Down 9% and Units Flat from the Prior Year Quarter
•	Gross Margin Improved to 71.6% of Sales from 67.4% of Sales in the Prior Year Quarter
•	FDA Remediation Effort Completed and FDA Notified of Inspection Readiness

•	Quarterly Net Loss of $0.05 per Share; Adjusted Net Loss of $0.04 per Share

•	Cash, Cash Equivalents and Restricted Cash Ended the Quarter at $13.6 Million

“We are pleased with the momentum that continues to build in our ICL business,” said Caren Mason, President and CEO. “ICL highlights for Q1 include sales growth in Canada of 65%, Japan of 65%, and China of 45%. Region growth was strong in ICL units as well with EMEA up 11% and APAC up 28%. Global Toric ICL shipments hit a new quarterly record and continue to account for a growing percentage of the ICL mix. Units in Korea were appreciably down as anticipated. For the quarter, IOL sales and injector parts were behind prior year. With the discontinuation of our U.S. silicone IOL business, we anticipate flat to declining growth in 2017 for our IOL product line. Injector parts, however, should resume their growth trajectory in coming quarters. With regard to FDA remediation, we have completed the internal work in Q1 per our submitted plan to the agency. We have notified the FDA that we are ready for inspection. Our work in Quality continues and remains as our top strategic priority. Our first-in-man clinical trial for the next generation ICL with EDOF continued in the first quarter and the results continue to be positive. Our goal remains to introduce this upgraded lens, to select surgeons, in 2017,” added Ms. Mason.

Financial Overview

Net sales were $20.4 million for the first quarter of 2017, up 6% compared to $19.3 million reported in the prior year quarter. The sales increase was driven by ICL revenue and unit growth of 16% and 20%, respectively.  Sales of IOLs decreased 9% and injector parts by 54% compared to the prior year quarter.

For the first quarter of 2017, gross profit margin was 71.6% compared to the prior year period of 67.4%.  An increased mix of higher margin ICL units and reduced stock-based compensation drove the margin improvement of 4.2 points.

Operating expenses for the quarter decreased $6.4 million to $16.7 million compared to the prior year quarter.  General and administrative expense was $5.4 million, $3.1 million lower than the prior year quarter.  Marketing and selling expense was $6.5 million, $1.1 million lower than the prior year quarter. Research and development expense was $4.8 million, $2.1 million lower than the prior year quarter. The decreases in all three categories were primarily due to lower expenses as a result of the one-time non-cash charges in Q1 2016 related to the immediate vesting of all unvested equity awards which increased operating expenses by $6.3 million. Excluding the impact of the accelerated vesting on first quarter 2016 operating expenses, operating expenses in the first quarter of 2017 would have decreased by $78,000. The accelerated vesting occurred as a result of the triggering of the “Change of Control” provision of the Company’s equity incentive plan during the quarter ended April 1, 2016 and was not repeated during the quarter ended March 31, 2017.

The net loss for the first quarter of 2017 was $2.2 million or approximately $0.05 per share compared with a net loss of $8.0 million or $0.20 per share for the prior year quarter.

The adjusted net loss for the first quarter of 2017 was $1.4 million or $0.04 per diluted share, compared with an adjusted net loss of $0.5 million or $0.01 per diluted share for the prior year quarter.  Net loss and adjusted net loss benefited in 2016 from the $1.6 million income tax benefit recorded during the quarter primarily as a result of the dissolution of a foreign subsidiary and also by the accelerated vesting event and equated to $0.04 per diluted share. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash, cash equivalents and restricted cash at March 31, 2017 totaled $13.6 million, compared to $14.1 million at the end of the fourth quarter of 2016 and $9.1 million at the end of the first quarter of 2016.  Continued focus on optimizing the Company's cash position through revenue growth, expense mitigation, and working capital management resulted in a smaller quarter over quarter decrease in cash of $0.5 million during the quarter ended March 31, 2017, compared to a decrease in cash, cash equivalents and restricted cash of $4.4 million during the quarter ended April 1, 2016.

Conference Call

The Company will host a conference call and webcast on Wednesday, May 3, 2017 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Conference ID 10816952), please dial 855-765-5684 for domestic participants and 262-912-6252 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Conference ID 10816952) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 855-859-2056 for domestic callers and 404-537-3406 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance.

“Adjusted Net Loss” excludes the following items that are included in “Net Loss” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and quality remediation expenses.

Management believes that “Adjusted Net Loss” and “Adjusted Net Loss Per Share” are useful to investors in gauging the outcome of the key drivers of the business performance: the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has excluded quality remediation expenses because their inclusion may mask underlying trends in our business performance.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718. In calculating Adjusted Net Loss, STAAR excludes these expenses because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

“Q1 2016 Adjusted Operating Expenses” excludes the accelerated vesting of stock compensation included in “Total Selling, General, and Administrative Expenses” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Management has excluded these expenses because their inclusion may mask underlying trends in our business performance.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”. More than 670,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.discovericl.com. STAAR has approximately 336 full-time equivalent employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections, including those relating to the plans, strategies, and objectives of management for future operations or prospects for achieving such plans, expectations for sales, marketing and clinical initiatives, remediation or other expense, success and timing of new or improved products, clinical trials, research and development activities, investment imperatives, and any statements of assumptions underlying any of the foregoing. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 30, 2016 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; changes in currency exchange rates; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval (including but not limited to FDA requirements regarding the Visian Toric ICL and/or actions related to the FDA Warning Letter and Form FDA-483s), or to take enforcement action; research and development efforts may not be successful or may be delayed in delivering products for launch or may exceed anticipated costs; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new or improved product and procedure; and patterns of Visian ICL use that have typically limited our penetration of the refractive procedure market. The Visian Toric ICL and the Visian ICL with CentraFLOW, now known as EVO Visian ICL, are not yet approved for sale in the United States.

CONTACT:	Investors & Media

EVC Group

Brian Moore, 310-579-6199

Doug Sherk, 415-652-9100

STAAR Surgical Company
Consolidated Balance Sheets
(in 000's)
Unaudited

	March 31,	December 30,
ASSETS	2017	2016

Current assets:
Cash and cash equivalents	$13,500	$13,999
Accounts receivable trade, net	15,621	16,344
Inventories, net	14,646	14,825
Prepayments, deposits, and other current assets	5,280	4,349
Total current assets	49,047	49,517
Property, plant, and equipment, net	12,114	11,790
Intangible assets, net	439	473
Goodwill	1,786	1,786
Deferred income taxes	1,105	1,105
Other assets	948	772
Total assets	$65,439	$65,443

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$4,474	$4,283
Accounts payable	7,602	8,311
Obligations under capital leases	1,294	1,198
Other current liabilities	8,425	7,275
Total current liabilities	21,795	21,067
Obligations under capital leases	1,425	1,339
Deferred income taxes	874	881
Asset retirement obligations	204	195
Pension liability	4,121	3,997
Deferred rent	58	59
Total liabilities	28,477	27,538

Stockholders' equity:
Common stock	409	407
Additional paid-in capital	198,596	197,657
Accumulated other comprehensive loss	(731)	(1,050)
Accumulated deficit	(161,312)	(159,109)
Total stockholders' equity	36,962	37,905
Total liabilities and stockholders' equity	$65,439	$65,443

STAAR Surgical Company
Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

	Three Months Ended
	% of	March 31,	% of	April 1,	Fav (Unfav)
	Sales	2017	Sales	2016	Amount	%

Net sales	100.0%	$20,350	100.0%	$19,269	$1,081	5.6%

Cost of sales	28.4%	5,773	32.6%	6,276	503	8.0%

Gross profit	71.6%	14,577	67.4%	12,993	1,584	12.2%

Selling, general and administrative expenses:
General and administrative	26.3%	5,359	43.9%	8,465	3,106	36.7%
Marketing and selling	32.1%	6,530	39.8%	7,675	1,145	14.9%
Research and development	23.5%	4,783	35.8%	6,906	2,123	30.7%
Total selling, general, and administrative expenses	81.9%	16,672	119.5%	23,046	6,374	27.7%

Operating loss	-10.3%	(2,095)	-52.2%	(10,053)	7,958	79.2%

Other income (expense):
Interest expense, net	-0.1%	(28)	-0.1%	(28)	-	0.0%
Gain (loss) on foreign currency transactions	-0.4%	(86)	2.4%	458	(544)	—
Royalty income	0.6%	131	0.1%	22	109	495.5%
Other income (expense), net	0.1%	16	-0.2%	(44)	60	—
Total other income, net	0.2%	33	2.1%	408	(375)	-91.9%

Loss before provision (benefit) for income taxes	-10.1%	(2,062)	-50.1%	(9,645)	7,583	78.6%

Provision (benefit) for income taxes	0.7%	141	-8.3%	(1,604)	(1,745)	-108.8%

Net loss	-10.8%	$(2,203)	-41.8%	$(8,041)	$5,838	72.6%

Net loss per share - basic and diluted		$(0.05)		$(0.20)
Weighted average shares outstanding - basic and diluted		40,749		39,983

STAAR Surgical Company
Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Year Ended
	March 31,	April 1,
	2017	2016
Cash flows from operating activities:
Net loss	$(2,203)	$(8,041)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	756	591
Amortization of long-lived intangibles	54	54
Deferred income taxes	(7)	(1,639)
Change in net pension liability	66	118
Loss on disposal of property and equipment	67	-
Stock-based compensation expense	510	7,458
Provision for sales returns and bad debt expense	232	(22)
Changes in working capital:
Accounts receivable trade, net	624	(317)
Inventories	402	564
Prepayments, deposits and other current assets	(1,083)	(912)
Accounts payable	(1,157)	(435)
Other current liabilities	1,114	(398)
Net cash used in operating activities	(625)	(2,979)

Cash flows from investing activities:
Acquisition of property and equipment	(313)	(1,006)
Net cash used in investing activities	(313)	(1,006)

Cash flows from financing activities:
Repayment of capital lease obligations	(301)	(92)
Repurchase of employee common stock for taxes withheld	(217)	(611)
Proceeds from vested restricted stock and exercise of stock options	597	7
Net cash provided by (used in) financing activities	79	(696)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	360	247

Decrease in cash, cash equivalents and restricted cash	(499)	(4,434)
Cash and cash equivalents and restricted cash, at beginning of the period	14,118	13,521
Cash and cash equivalents and restricted cash, at end of the period	$13,619	$9,087

STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

	Three Months Ended
		March 31,		April 1,	% Change
		2017		2016	Fav (Unfav)
Geographic Sales
North America	11.1%	2,258	14.0%	2,702	-16.4%
Europe, Middle East, Africa, Latin America	33.2%	6,756	31.3%	6,027	12.1%
Asia Pacific	55.7%	11,336	54.7%	10,540	7.6%
Total Sales	100.0%	$20,350	100.0%	$19,269	5.6%

Product Sales
ICLs	75.1%	$15,271	68.4%	$13,180	15.9%
IOLs	22.6%	4,606	26.3%	5,067	-9.1%
Other	2.3%	473	5.3%	1,022	-53.7%
Total Sales	100.0%	$20,350	100.0%	$19,269	5.6%

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Adjusted Net Loss
(in 000's)
Unaudited

	Three Months Ended
	March 31,	April 1,
	2017	2016
Net loss - (as reported)	$(2,203)	$(8,041)
Less:
Foreign currency impact	86	(458)
Stock-based compensation expense	510	7,458
FDA panel/remediation expense	167	508
Net loss - (adjusted)	$(1,440)	$(533)

Net loss per share, basic - (as reported)	$(0.05)	$(0.20)
Foreign currency impact	0.00	(0.01)
Stock-based compensation expense	0.01	0.19
FDA panel/remediation expense	0.00	0.01
Net loss per share, basic - (adjusted)	$(0.04)	$(0.01)

Net loss per share, diluted - (as reported)	$(0.05)	$(0.20)
Foreign currency impact	0.00	(0.01)
Stock-based compensation expense	0.01	0.19
FDA panel/remediation expense	0.00	0.01
Net loss per share, diluted - (adjusted)	$(0.04)	$(0.01)

Weighted average shares outstanding - Basic	40,749	39,983
Weighted average shares outstanding - Diluted	40,749	39,983

Note:  Net loss per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure
Q1 2016 Adjusted Operating Expenses
(in 000's)
Unaudited

	Three Months Ended			Q1 2016
	March 31,	April 1,		Adjusted	Var. Excl.
	2017	2016		Operating	Acceleration
	As Reported	As Reported	Acceleration	Expenses	Fav (Unfav)
G&A	$5,359	$8,465	$2,931	$5,534	$175
M&S	6,530	7,675	1,527	6,148	(382)
R&D	4,783	6,906	1,838	5,068	285
	$16,672	$23,046	$6,296	$16,750	$78